UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

AETHLON MEDICAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒   No fee required

☐   Fee paid previously with preliminary materials

☐   Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO THE

PROXY STATEMENT DATED JANUARY 16, 2026

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To be held on February 19, 2026

On or about January 16, 2026, Aethlon Medical, Inc., a Nevada corporation (the “Company”), mailed a proxy statement (the “Proxy Statement”) to our shareholders relating to the 2025 Annual Meeting of Stockholders (the “Annual Meeting”), which Annual Meeting is to be held on Thursday, February 19, 2026, at 8:00 a.m. Pacific Time, virtually via live webcast through https://edge.media-server.com/mmc/go/AEMD2026AGM. The Proxy Statement included a proposal to approve, for the purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of up to an aggregate 1,662,553 shares of Common Stock, par value $0.001 per share, issuable upon the exercise of Common Warrants, Placement Agent Warrants and Pre-Funded Warrants (“Pre-Funded Warrants”) issued in connection with the Securities Purchase Agreement, dated as of December 5, 2025 (the “SPA”), in connection with the Company’s private placement financing (the “PIPE”) consummated on or about December 8, 2025 (“Proposal No. 5”).

As disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) by the Company on January 26, 2026, on January 22, 2026, the Company entered into an Amendment to the Pre-Funded Common Stock Purchase Warrants (the “PFW Amendment”) and an Amendment to the Securities Purchase Agreement (the “SPA Amendment”), pursuant to which the contractual requirement that the Pre-Funded Warrants be exercisable only following receipt of stockholder approval was removed. No other economic or substantive terms of the Pre-Funded Warrants were modified, and the total number of shares of Common Stock issuable upon exercise of the Pre-Funded Warrants remains unchanged. The amendments do not affect the total number of shares of Common Stock for which stockholder approval is being sought under Proposal No. 5.

As a result of these amendments, the Pre-Funded Warrants are now exercisable immediately, subject to the terms and conditions set forth therein, including applicable beneficial ownership limitations. Accordingly, stockholder approval is no longer required as a contractual condition to the exercisability of the Pre-Funded Warrants. The Company nevertheless continues to seek stockholder approval under Proposal No. 5 for purposes of Nasdaq Listing Rule 5635(d). Regardless of the outcome of Proposal No. 5, the Company may issue shares of Common Stock upon exercise of the Pre-Funded Warrants. Stockholder approval remains required for the Common Warrants and the Placement Agent Warrants, and the shares of Common Stock issuable upon exercise thereof, as described in Proposal No. 5.

The information contained in this supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement. Except as described in this supplement, the Proxy Statement and all proposals set forth therein remain unchanged. This supplement should be read in conjunction with the Proxy Statement. Capitalized terms used but not otherwise defined in this supplement have the meanings given to them in the Proxy Statement. Shareholders may obtain, free of charge, a copy of this supplement, the January, 26, 2026 Current Report on Form 8-K and the Proxy Statement (i) at the SEC’s website at www.sec.gov, (ii) on our website at www.aethlonmedical.com or (iii) at https://edge.media-server.com/mmc/go/AEMD2026AGM.

The Board of Directors continues to recommend that stockholders vote “FOR” Proposal No. 5.

Previously submitted proxies will remain valid and will be voted as specified therein unless stockholders choose to revoke or change their proxy. If any shareholder has already returned his or her properly executed proxy card or voted and would like to change his or her vote on any matter, such shareholder may revoke his or her proxy before it is voted at the Annual Meeting by submitting a new proxy bearing a later date, as described in the Proxy Statement.

The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

/s/ James Frakes

James Frakes

Secretary

January 27, 2026

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